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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-71 and No. 333-16239 on Form S-3 and Registration Statements No. 333-36202 and No. 33-49889 on Form S-8 of our report dated March 31, 2005, relating to the consolidated financial statements of Kaiser Aluminum Corporation (which report expresses an unqualified opinion and includes explanatory paragraphs relating to
(i) emphasis of a matter concerning the Company's bankruptcy proceedings, and
(ii) substantial doubt about the Company's ability to continue as a going concern) and our report dated March 31, 2005 relating to the financial statement schedule appearing in this Annual Report on Form 10-K of Kaiser Aluminum Corporation for the year ended December 31, 2004.


/s/ DELOITTE & TOUCHE LLP

Houston, Texas
March 31, 2005